Exhibit 99.1
FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS FIRST QUARTER NET INCOME OF $2.0 MILLION

FORT WAYNE, INDIANA – APRIL 25, 2013 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $2.0 million or $0.43 per diluted share for the first quarter of 2013, compared with net income of $1.1 million, or $0.22 per diluted share, reported for the first quarter of 2012.

Our first quarter highlights include:

•
Record pre-tax earnings of $2.8 million with “core” earnings comprising $2.3 million.  We define core earnings as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales and other real estate owned (“OREO”) expenses).

•	Increased trust and brokerage assets under management by approximately $41 million, or 6.0 percent, to $713 million during the first quarter of 2013.

•	Health Savings Accounts (“HSAs”) grew by $18.5 million, or 23.3 percent during the first quarter of 2013 and were $97.8 million as of March 31, 2013 with more than 50,000 accounts.

•
Repurchased 70,000 shares of the Company’s common stock at an average price of $12.32 per share during the first quarter of 2013. This brings the total shares repurchased under our program announced December 10, 2012 to 211,850 shares at an average price of $12.26 per share compared to our quarter end book value of $13.60 per share.

•	Decreased classified assets by $5.0 million during the first quarter of 2013.

Mike Cahill, President and Chief Executive Officer of Tower Financial Corporation stated, “It is always gratifying to have a record quarter, and to have the highest pre-tax earnings in our company’s history is something we are very proud of. We continue to work hard in this challenging low interest rate environment to find ways to improve our shareholders’ value, while maintaining focus on our clients.”

Capital
During the first quarter of 2013, our tier 1 capital increased by $700,000 as a result of net income for the quarter in the amount of $2.0 million offset by the payment of dividends and repurchasing  common stock. During the quarter, we issued dividends to our shareholders in the amount of $328,000, or $0.07 per common diluted share, and repurchased 70,000 shares of common stock at a cost of $862,000.  The increase in tier 1 capital resulted in an increase in our regulatory capital ratios to 15.0 percent for tier 1 capital and 16.3 percent for total risk based capital at March 31, 2013.  Our regulatory capital ratios continue to remain significantly above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for total risk-based capital.  Tier 1 capital was 14.7 percent at December 31, 2012 and 14.7 percent at March 31, 2012.  Total risk-based capital was 15.9 percent at December 31, 2012 and 16.0 percent at March 31, 2012. Our leverage capital was 11.3 percent at March 31, 2013, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table provides the current capital position as of March 31, 2013 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	3/31/13	Excess
Tier 1 Capital / Risk Assets	$30,469	$76,370	$45,901

Total Risk Based Capital / Risk Assets	$50,782	$82,734	$31,952

Tier 1 Capital / Average Assets (Leverage)	$33,928	$76,370	$42,442

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	3/31/13
Tier 1 Capital / Risk Assets	6% or more	15.04%

Total Risk Based Capital / Risk Assets	10% or more	16.29%

Tier 1 Capital / Quarterly Average Assets	5% or more	11.25%

Asset Quality
Our nonperforming assets were $17.1 million, or 2.5 percent of total assets as of March 31, 2013. This compares with $18.8 million at December 31, 2012 and $18.5 million at March 31, 2012.  Our net charge-offs were $350,000, or 0.3 percent of average loans outstanding, for the first quarter of 2013 compared to $451,000, or 0.4 percent of average outstanding loans, for the fourth quarter of 2012.  Net charge-offs for the first quarter of 2012 were $1.1 million, or 0.9 percent of average loans outstanding.  During the first quarter of 2013, our loan loss provision/(benefit) resulted in income in the amount of $275,000 compared to an expense of $200,000 for the fourth quarter of 2012 and an expense of $750,000 for the first quarter of 2012.

The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Non-Accrual loans
Commercial	$7,758	$8,897	$7,112	$6,988	$7,213
Acquisition & Development	3,912	2,789	2,175	3,176	3,268
Commercial Real Estate	749	753	764	948	1,515
Residential Real Estate	2,124	2,447	2,032	2,163	1,630
Home Equity	82	82	-	-	748
Total Non-accrual loans	14,625	14,968	12,083	13,275	14,374
Trouble-debt restructured (TDR) *	446	1,645	1,557	360	-
OREO & Other impaired assets	1,922	2,038	2,375	2,562	2,878
Deliquencies greater than 90 days	133	110	913	472	902
Impaired Securities	-	-	317	307	314

Total Non-Performing Assets	$17,126	$18,761	$17,245	$16,976	$18,468

Allowance for Loan Losses (ALLL)	$7,664	$8,289	$8,539	$9,032	$9,108

ALLL / Non-accrual loans	52.4%	55.4%	70.7%	68.0%	63.4%

* Non-performing TDR's

The $1.6 million decrease in nonperforming assets was due to reclassifying a commercial TDR loan in the amount of $1.2 million from nonperforming to performing status during the first quarter of 2013.  This loan continues to be classified as a TDR and evaluated for impairment, but was moved to performing as a result of a proven payment history per regulatory guidelines.  The remaining decrease was the result of two large commercial loan payments totaling $842,000 and a commercial loan charge-off in the amount of $468,000.  Subsequent to the end of the first quarter of 2013, we received $2.5 million in April 2013 to pay-off one commercial loan and one acquisition and development loan classified as nonaccrual at March 31, 2013.

When a loan has deteriorated to the point that it is classified as impaired and/or placed on nonaccrual status, a specific reserve or charge-off is recommended utilizing one of three impairment measurement methods (present value of expected cash flows, fair value of collateral, or observable market price).  A charge-off will be taken in the place of a specific reserve at the point when facts and recent events support a reliable estimate of the extent and probability of loss.  Our ALLL to nonaccrual ratio has decreased as a result of approximately $5.0 million in charge-offs over approximately the past five years on several long-standing nonaccrual relationships to get to the remaining nonaccrual loan balance of $14.6 million at March 31, 2013.

The following table represents the change in principal loan balances within the non-performing asset categories during the first quarter of 2013:

	Balance		Resolutions/		Balance
($ in thousands)	12/31/12	Additions	Paydowns	Other	3/31/13
Non-accrual Loans
Commercial	$8,897	$340	$(1,006)	$(473)	$7,758
Acquisition & Development	2,789	1,180	(57)	-	3,912
Commercial Real Estate	753	-	(4)	-	749
Residential Real Estate	2,447	-	(323)	-	2,124
Home Equity	82	-	-	-	82
Total Non-accrual loans	14,968	1,520	(1,390)	(473)	14,625
Troubled Debt Restructured	1,645	-	-	(1,199)	446
OREO & Other impaired assets	2,038	-	(75)	(41)	1,922
Delinquencies Greater than 90 days	110	75	(52)	-	133
Impaired Securities	-	-	-	-	-

Total Non-Performing Assets	$18,761	$1,595	$(1,517)	$(1,713)	$17,126

The following table represents the change in total relationships within the non-performing asset categories during the first quarter of 2013:

	12/31/12	Additions	Subtractions	3/31/13
Non-accrual Loans
Commercial	12	2	(1)	13
Acquisition & Development	5	1	-	6
Commercial Real Estate	3	-	-	3
Residential Real Estate	8	-	(2)	6
Home Equity	2	-	-	2
Total Non-accrual loans	30	3	(3)	30
Troubled Debt Restructured	2	-	(1)	1
OREO & Other impaired assets	10	-	-	10
Delinquencies Greater than 90 days	3	1	(1)	3
Impaired Securities	-	-	-	-
				-
Total Non-Performing Assets	45	4	(5)	44

Our classified assets, defined as substandard, non-accrual loans, impaired investments, and OREO, decreased by $5.0 million during the first quarter and totaled $30.9 million at March 31, 2013 compared to $35.9 million at December 31, 2012.  Our classified assets were 38.1 percent of tier 1 capital plus ALLL (classified assets ratio) as of March 31, 2013 compared to 44.3 percent at December 31, 2012.  The decrease represents pay-offs or pay downs from five commercial lending relationships in the amount of $2.1 million and improvements in two commercial lending relationship warranting upgrades to non-classified, pass-rated loans in the amount of $2.0 million. Our total “watch list” loans were $34.6 million at March 31, 2013 compared to $39.4 million at December 31, 2012, a decrease of $4.8 million. Watch list loans now comprise 7.7 percent of the total loan portfolio.  The watch list comprises all non “pass” rated credits.  The following table presents the watch list by risk category:

	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Watch	$1,871	$1,232	$1,001	$3,951	$7,123
Special mention	4,641	5,493	6,706	14,889	20,365
Total non-classified loans	6,512	6,725	7,707	18,840	27,488

Substandard	13,645	18,293	21,651	13,505	7,433
Doubtful/Loss*	14,418	14,393	12,177	13,191	14,361
Total classified loans	28,063	32,686	33,828	26,696	21,794

Total watch list loans	$34,575	$39,411	$41,535	$45,536	$49,282

Watchlist loan/total loans	7.68%	8.75%	9.07%	9.82%	10.78%

Total classified assets	$30,931	$35,894	$37,145	$30,368	$28,759
*All loans in this risk rating are non-accrual.

Additionally, as mentioned earlier, we received payoffs in April 2013 for one commercial loan and one commercial real estate loan included in the Doubtful/Loss category totaling $2.5 million.  These transactions would reduce our classified assets ratio to 35.0 percent.

The allowance for loan losses was $7.7 million at March 31, 2013, a decrease of $625,000 from the $8.3 million reported at December 31, 2012.  The quarterly decrease was primarily the result of one commercial loan charge-off in the amount of $468,000.  Also impacting the allowance during the quarter was a loan loss provision credit of $275,000 and $122,000 of recoveries.  The allowance for loan losses was 1.74 percent of total loans at March 31, 2013, a decrease from 1.84 percent at December 31, 2012 and from 1.99 percent at March 31, 2012.

Balance Sheet
Our assets were $679.1 million at March 31, 2013, a decrease of $4.9 million, or 0.7 percent from December 31, 2012.  The decrease is the result of a $9.8 million decrease in net loans offset by an increase in available-for-sale securities in the amount of $2.8 million.  Deposits increased $24.3 million, or 4.3 percent, to $585.3 million at March 31, 2013.  The increase was primarily derived from our HSAs, which increased by $18.5 million.  The growth in deposits resulted in a decrease in short-term borrowings in the amount of $25.9 million.

Our total loans at March 31, 2013 were $440.1 million, compared to $450.5 million at December 31, 2012.  The decrease in total loans of $10.4 million, or 2.3 percent, was comprised of decreases in our residential real estate loan, commercial real estate loan, and home equity loan categories, which decreased by $4.8 million, $2.2 million, and $1.8 million, respectively.  The lending environment continues to be challenging as business customers are using excess cash reserves to pay down loan balances.

Our securities available for sale at March 31, 2013 were $177.2 million, an increase of $2.8 million from December 31, 2012.  Securities available for sale now comprise 26.1 percent of total assets. We have been strategically increasing the size of our investment portfolio to help preserve our net interest income as prudently as possible.  Since March 31, 2012, securities available for sale have increased $48.1 million.  The increase in the portfolio will help maintain net interest income, but will most likely result in the further compression of our net interest margin and an increase in our overall assets.

Our total deposits at March 31, 2013 were $585.3 million compared to $561.0 million at December 31, 2012.  HSAs continue to be the primary driver of deposit growth with an increase of $18.5 million from December 31, 2012.  As expected in January of 2013, we received annual employer-funded contributions to HSAs, which is the primary reason for the increase in this deposit category annually.

Also impacting the increase in total deposits was the increase in brokered certificates of deposit in the amount of $9.0 million.  This deposit category was strategically increased to fund the remaining portion of the $25.0 million municipal bond leverage strategy.  As described in our 2012 Annual Report filed on Form 10-K, this strategy was implemented in the fourth quarter of 2012 to help supplement net interest income.  This strategy will provide approximately $250,000 annually to our net interest income, but will cause a decrease in net interest margin.  Offsetting the increases in HSAs and brokered certificates of deposit was a decrease in money market accounts in the amount of $6.5 million.

Our borrowings were $26.0 million at March 31, 2013 and were comprised of $17.5 million in trust preferred debt and $8.5 million in borrowings from the Federal Home Loan Bank of Indianapolis (“FHLBI”).  This represents a decrease of $28.9 million from our borrowings at the FHLBI at December 31, 2012, as we utilized excess cash from loan pay downs and deposit growth to reduce our borrowings.

Our shareholders' equity was $63.5 million at March 31, 2013, a decrease of 0.4 percent from the $63.7 million reported at December 31, 2012.  The primary reason for the decrease was a decrease in the unrealized gains, net of tax, on our investment portfolio in the amount of $1.1 million from December 31, 2012.  Additionally, we paid a dividend in the amount of $0.07 per common share, or $328,000, and repurchased 70,000 shares of our common stock at average price of $12.32 per share during the first quarter of 2013, or $862,000.  Offsetting the decreases in shareholders’ equity was net income of $2.0 million. Currently, we have 4,665,144 common shares outstanding.  Tangible book value at March 31, 2013 was $13.60 per common share, an increase of 1.0 percent from the $13.46 reported at December 31, 2012.

Income Statement
Our total revenue, consisting of net interest income and noninterest income, was $7.8 million for the first quarter of 2013 compared to $7.6 million for the fourth quarter of 2012 and $7.4 million for the first quarter of 2012.  The $141,000 increase from the fourth quarter of 2012 was the result of an increase in noninterest income of $527,000 offset by a decrease in net interest income of $386,000.

Net interest income decreased during the first three months of 2013 as a result of a decrease in the net interest margin from the three-month period ending December 31, 2012.  The primary driver of the decrease was a decrease in average loan balances coupled with a decrease in loan yield from 4.63 percent at December 31, 2012 to 4.40 percent at March 31, 2013.  Local competition continues to drive loan rates lower due to a lack of borrowing demand compounded by an abundance of lending institutions in our marketplace.  Interest income from long-term investments only increased $17,000, or 1.8 percent, from the fourth quarter of 2012 due to an increase in average long-term investments of $19.4 million offset by a decrease in the tax equivalent investment yield from 2.99 percent at December 31, 2012 to 2.91 percent at March 31, 2013.  The loss of interest income was offset by our continued reduction in our cost of funds, which decreased to 0.58 percent for the first quarter of 2013 from the 0.64 percent reported for the fourth quarter of 2012.  Due to the extended low interest rate environment and the margin compression that is impacting the entire industry, we continue to focus on net interest income versus the net interest margin.  We expect this trend to continue as we move through 2013.

Noninterest income was $2.7 million compared to $2.2 million for the fourth quarter of 2012 and $2.0 million for the first quarter of 2012.  Driving the increase in noninterest income was an increase in the gain on sale of securities, which increased $335,000 from the amount reported in this category during the fourth quarter of 2012.  These gains were taken early in the quarter as a result of the sold securities either being recently downgraded or no longer required to be pledged as collateral.  In addition to the gains on securities available for sale, we experienced increases in trust and brokerage fees of $96,000 and net debit card interchange income of $73,000 from the fourth quarter of 2012.  Our trust and brokerage fee income increased as a result of an increase of $40.6 million in trust and brokerage assets under management from December 31, 2012 to March 31, 2013.  Net debit card interchange income increased as a direct result of an increase in debit cards outstanding from March 31, 2012 by 15,000 and from December 31, 2012 by 3,600.  The other income category also increased from the first quarter of 2012 and the fourth quarter of 2012 primarily due to an increase in foreign exchange transaction fees and letter of credit activity.  These fees are not recurring and will vary based on the needs of our customers.

Noninterest expenses were $5.2 million for the first quarter of 2013, compared to $5.6 million for the fourth quarter of 2012 and $5.2 million for the first quarter of 2012.  The decrease in the first quarter of 2013 from the fourth quarter of 2012 was primarily due to decreases in Other Real Estate Owned (“OREO”) expenses of $210,000 and loan and professional costs of $185,000.  OREO expenses continue to decrease as the number of properties in this category decrease.  The market prices of these properties have also stabilized resulting in fewer write-downs to fair value compared to the last couple of years.  Our loan and professional costs have also decreased compared to the fourth quarter of 2012 as a result of decreases in accounting fees and expenses related to bad debt collections.  Offsetting these decreases was an increase of $97,000 in salaries and benefits expenses from the fourth quarter of 2012 to the first quarter of 2013.  This increase was the result of an increase in the profit sharing accrual, which is directly impacted by the improvement in our quarterly earnings.  Also during the first quarter, we experienced a fraud loss of $176,000 related to cashier’s checks, which is expected to be partially or fully recovered during the second or third quarter of 2013.  All other expenses remained relatively flat from the prior quarter.

Income tax expense increased $693,000 in the first quarter of 2013 from the fourth quarter of 2012 and $490,000 from the first quarter of 2012.  The income tax expense recorded in the fourth quarter of 2012 was lower than the first quarter of 2013 as a result of reversing the federal and state valuation allowances on the impairment previously recorded on one other-than-temporarily-impaired security.  This security was sold during the fourth quarter of 2012 resulting in the reversal of the valuation allowance of approximately $375,000.  The reversal of the valuation allowance lowered the effective tax rate for the fourth quarter of 2012 to 7.4 percent compared to the effective tax rates during the first quarter of 2013 and the first quarter of 2012 of 29.3 percent and 23.9 percent, respectively.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company (Tower Bank), a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 50 states.  Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that, by their nature, are predictive and are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about our company.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance, speak only as of this date, and involve risks and uncertainties related to our banking business or to general business and economic conditions that may affect our business, which may cause actual results to turn out differently. More detailed information about such risks and uncertainties may be found in our most recent Annual Report on Form 10-K, or, if applicable, in subsequently filed Forms 10-Q quarterly reports, under the captions “Forward-Looking Statements” and “Risk Factors,” which we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

Tower Financial Corporation
Consolidated Balance Sheets
At March 31, 2013 and December 31, 2012
	(unaudited)
	March 31	December 31
	2013	2012
ASSETS
Cash and due from banks	$11,830,091	$11,958,507
Short-term investments and interest-earning deposits	2,322,738	159,866
Federal funds sold	3,355,795	2,727,928
Total cash and cash equivalents	17,508,624	14,846,301

Interest bearing deposits	457,000	457,000
Trading Securities, at fair value	202,550	-
Securities available for sale, at fair value	177,202,369	174,383,499
FHLBI and FRB stock	3,807,700	3,807,700
Loans Held for Sale	4,761,678	4,933,299

Loans	440,074,872	450,465,610
Allowance for loan losses	(7,663,900)	(8,288,644)
Net loans	432,410,972	442,176,966

Premises and equipment, net	8,873,535	8,904,214
Accrued interest receivable	2,555,430	2,564,503
Bank owned life insurance (BOLI)	17,817,577	17,672,783
Other real estate owned (OREO)	1,833,377	1,908,010
Prepaid FDIC insurance	788,371	925,337
Other assets	10,849,401	11,393,469

Total assets	$679,068,584	$683,973,081

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$110,715,440	$108,147,229
Interest-bearing	474,561,655	452,860,109
Total deposits	585,277,095	561,007,338

Short-term borrowings	-	9,093,652
Federal Home Loan Bank advances	8,500,000	28,300,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	115,183	107,943
Other liabilities	4,181,388	4,191,237
Total liabilities	615,600,666	620,227,170

STOCKHOLDERS' EQUITY
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized;
4,941,994 shares issued at March 31, 2013 and December 31, 2012;
and 4,665,144 and 4,735,144 shares outstanding at March 31, 2013 and
December 31, 2012, respectivley	44,848,124	44,834,605
Retained earnings	19,552,984	17,880,539
Accumulated other comprehensive income (loss), net of tax
of $1,312,873 at March 31, 2013 and $1,880,433
at December 31, 2012	2,548,518	3,650,253
Treasury stock, at cost, 276,850 and 206,850 shares at March 31, 2013 and
December 31, 2012, respectively	(3,481,708)	(2,619,486)
Total stockholders' equity	63,467,918	63,745,911

Total liabilities and stockholders' equity	$679,068,584	$683,973,081

Tower Financial Corporation
Consolidated Statements of Operations
For the three months ended March 31, 2013 and 2012
	(unaudited)
	For the Three Months Ended
	March 31
	2013	2012
Interest income:
Loans, including fees	$4,851,342	$5,642,745
Securities - taxable	256,753	499,986
Securities - tax exempt	692,358	485,675
Other interest income	4,318	22,548
Total interest income	5,804,771	6,650,954
Interest expense:
Deposits	602,033	1,013,818
Fed Funds Purchased	1	7
FHLB advances	37,955	47,012
Trust preferred securities	79,252	177,942
Total interest expense	719,241	1,238,779

Net interest income	5,085,530	5,412,175
Provision for loan losses	(275,000)	750,000

Net interest income after provision
for loan losses	5,360,530	4,662,175

Noninterest income:
Trust and brokerage fees	1,058,000	944,660
Service charges	286,097	293,073
Mortgage banking income	330,034	230,056
Gain/(Loss) on sale of securities	408,235	34,598
Net debit card interchange income	234,419	203,856
Bank owned life insurance income	144,794	144,044
Impairment on AFS securities	-	-
Other fees	235,564	165,458
Total noninterest income	2,697,143	2,015,745

Noninterest expense:
Salaries and benefits	2,924,608	2,791,953
Occupancy and equipment	637,314	628,353
Marketing	119,353	96,197
Data processing	437,446	371,053
Loan and professional costs	293,896	331,415
Office supplies and postage	47,304	70,399
Courier service	58,580	57,741
Business Development	115,541	120,892
Communication Expense	53,323	60,786
FDIC Insurance Premiums	146,094	245,492
OREO Expenses	(18,225)	258,245
Other expense	411,466	216,421
Total noninterest expense	5,226,700	5,248,947

Income/(loss) before income taxes/(benefit)	2,830,973	1,428,973
Income taxes expense/(benefit)	830,505	340,993

Net income/(loss)	$2,000,468	$1,087,980
Less: Preferred Stock Dividends	-	-
Net income/(loss) available to common shareholders	$2,000,468	$1,087,980

Basic earnings/(loss) per common share	$0.43	$0.22
Diluted earnings/(loss) per common share	$0.43	$0.22
Average common shares outstanding	4,696,432	4,853,136
Average common shares and dilutive
potential common shares outstanding	4,696,432	4,853,136

Total Shares outstanding at end of period	4,665,144	4,853,136
Dividends declared per common share	$0.070	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)
	Quarterly								Year-To-Date
($ in thousands	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
except for share data)	2013	2012	2012	2012	2012	2011	2011	2011	2013	2012

EARNINGS
Net interest income	$5,086	5,472	5,615	5,706	5,412	5,707	5,684	5,721	5,086	5,412
Provision for loan loss	$(275)	200	618	925	750	975	900	1,125	(275)	750
NonInterest income	$2,697	2,170	2,202	2,126	2,016	2,059	2,372	2,072	2,697	2,016
NonInterest expense	$5,227	5,575	5,019	5,025	5,249	5,826	5,408	5,292	5,227	5,249
Net income/(loss)	$2,000	1,729	1,563	1,365	1,088	3,422	1,325	1,090	2,000	1,088
Basic earnings per share	$0.43	0.36	0.32	0.28	0.22	0.71	0.27	0.23	0.43	0.22
Diluted earnings per share	$0.43	0.36	0.32	0.28	0.22	0.71	0.27	0.22	0.43	0.22
Average shares outstanding	4,696,432	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,835,510	4,696,432	4,853,136
Average diluted shares outstanding	4,696,432	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,853,035	4,696,432	4,853,136

PERFORMANCE RATIOS
Return on average assets *	1.19%	1.01%	0.96%	0.84%	0.65%	2.02%	0.80%	0.66%	1.19%	0.65%
Return on average common equity *	12.75%	10.24%	9.43%	8.53%	6.92%	23.22%	9.24%	7.92%	12.75%	6.92%
Net interest margin (fully-tax equivalent) *	3.49%	3.65%	3.87%	3.98%	3.76%	3.90%	3.80%	3.83%	3.49%	3.76%
Efficiency ratio	67.16%	72.95%	64.21%	64.16%	70.67%	75.02%	67.13%	67.91%	67.16%	70.67%
Full-time equivalent employees	155.00	155.25	154.50	157.00	158.00	151.00	158.50	157.00	155.00	158.00

CAPITAL
Equity to assets	9.35%	9.32%	10.34%	9.97%	9.76%	8.86%	8.80%	8.47%	9.35%	9.76%
Regulatory leverage ratio	11.25%	11.18%	12.00%	11.71%	11.13%	10.97%	11.09%	10.82%	11.25%	11.13%
Tier 1 capital ratio	15.04%	14.65%	15.20%	14.87%	14.74%	13.91%	14.02%	13.66%	15.04%	14.74%
Total risk-based capital ratio	16.29%	15.90%	16.46%	16.13%	15.99%	15.16%	15.28%	14.92%	16.29%	15.99%
Book value per share	$13.60	13.46	13.77	13.38	13.06	12.79	11.97	11.54	13.60	13.06
Cash dividend per share	$0.070	0.555	0.055	0.000	0.000	0.000	0.000	0.000	0.070	0.000

ASSET QUALITY
Net charge-offs	$350	451	1,111	1,001	1,050	1,632	2,852	1,015	350	1,050
Net charge-offs to average loans *	0.32%	0.39%	0.95%	0.86%	0.91%	1.38%	2.34%	0.84%	0.32%	0.91%
Allowance for loan losses	$7,664	8,289	8,539	9,032	9,108	9,408	10,065	12,017	7,664	9,108
Allowance for loan losses to total loans	1.74%	1.84%	1.86%	1.95%	1.99%	2.03%	2.14%	2.46%	1.74%	1.99%
Other real estate owned (OREO)	$1,833	1,908	2,245	2,562	2,878	3,129	3,827	3,729	1,833	2,878
Non-accrual Loans	$14,625	14,968	12,083	13,275	14,375	8,682	9,913	9,663	14,625	14,375
90+ Day delinquencies	$133	110	913	472	902	2,007	1,028	2,123	133	902
Restructured Loans	$4,254	4,683	4,242	3,692	1,802	1,805	1,810	1,822	4,254	1,802
Total Nonperforming Loans	15,204	16,723	14,553	14,107	15,277	12,494	12,751	13,608	15,204	15,277
Impaired Securities (Market Value)	-	-	317	307	314	331	332	386	-	314
Other Impaired Assets (Dougherty)	88	130	130	-	-	-	-	-	88	-
Total Nonperforming Assets	17,125	18,761	17,245	16,976	18,469	15,954	16,910	17,723	17,125	18,469
NPLs to Total loans	3.45%	3.71%	3.18%	3.04%	3.34%	2.70%	2.71%	2.78%	3.45%	3.34%
NPAs (w/o 90+) to Total assets	2.50%	2.73%	2.51%	2.53%	2.71%	1.99%	2.41%	2.36%	2.50%	2.71%
NPAs+90 to Total assets	2.52%	2.74%	2.66%	2.61%	2.84%	2.28%	2.56%	2.68%	2.52%	2.84%

END OF PERIOD BALANCES
Total assets	$679,069	683,973	649,466	651,239	649,343	700,681	659,725	661,015	679,069	649,343
Total earning assets	$632,185	636,935	607,484	601,014	601,190	606,888	602,291	621,981	632,185	601,190
Total loans	$440,075	450,466	457,865	463,833	457,260	462,561	470,877	488,694	440,075	457,260
Total deposits	$585,277	561,007	530,278	551,486	552,191	602,037	565,937	547,896	585,277	552,191
Stockholders' equity	$63,468	63,746	67,140	64,934	63,374	62,097	58,071	56,015	63,468	63,374

AVERAGE BALANCES
Total assets	$680,645	678,885	647,999	650,713	671,686	671,384	656,408	660,860	680,645	671,686
Total earning assets	$631,674	628,333	603,004	603,119	605,429	606,775	616,024	620,723	631,674	605,429
Total loans	$438,959	454,925	464,046	464,802	462,661	467,932	483,442	486,360	438,959	462,661
Total deposits	$581,480	565,105	544,142	550,441	572,134	576,898	559,615	558,198	581,480	572,134
Stockholders' equity	$63,640	67,168	65,927	64,180	63,021	58,468	56,914	55,213	63,640	63,021

* annualized for quarterly data